Exhibit 10.8

PRIVATE NETWORK SATELLITE SERVICES AGREEMENT

This PRIVATE NETWORK SATELLITE SERVICES AGREEMENT (“Agreement”) is made as of this 29th day of November, 2000, by and between Motient Services Inc. (“Motient”), a wholly-owned subsidiary of Motient Corporation, both of which are Delaware corporations having their principal places of business at 10802 Parkridge Boulevard, Reston, Virginia 201915416, and Aether Systems, Inc., (“private network customer,” or “PNC”) a Delaware corporation having its principal place of business at 11460 Cronridge Drive, Owings Mills, Maryland, 21117.

WHEREAS, [*]

WHEREAS, Motient’s service lines include the sale of mobile satellite service on a private network basis to its customers for their use and/or resale; and

WHEREAS, Motient and PNC have entered into an agreement whereby Motient will sell to PNC certain of Motient’s assets related to or used or useful in Motient’s wireless communications business for the transportation industry (the “Transportation Business”), excluding Motient’s FCC licenses, all as set forth in greater detail in the Asset Sale Agreement, dated November 29, 2000, by and between Motient Services Inc. and PNC (the “Asset Sale Agreement”); and

WHEREAS, the Asset Sale Agreement contemplates that Motient and PNC will enter into this Agreement for the purpose of enabling PNC to resell the Service (as defined below) in connection with its assumption of the Transportation Business pursuant to the Asset Sale Agreement; and

WHEREAS, PNC is willing and desirous of purchasing mobile satellite service (the “Service”) on a watt-hour basis on the terms and conditions act forth in this Agreement.

NOW, THEREFORE, the parties agree as follows:

Article One
Term; Relationship of the Parties

1.1          Term:

This Agreement shall begin on November 29, 2000 and shall end on November 29, 2004 (“Initial Term”) At the end of the Initial Term, this Agreement may be renewed on terms and conditions and at rates agreed to in writing by the parties, provided that neither party is in default under this Agreement. Notwithstanding the foregoing, if, at the end of the Initial Term, PNC has made all of the prepayments described in section 2.1(c) below, but has not then consumed the Capacity Limit (as defined in section 1.2 below), and if PNC wishes to continue to receive the Service, the term of the Agreement shall be extended, with and subject to the same terms and conditions, until such date that PNC has used all of the Capacity Limit. The Initial Term, and any extension thereof in accordance with the preceding sentence, shall also automatically end, with no further liability or obligation on the part of Motient, upon the end-of-life of Motient’s satellite, which is defined as the earlier of: [*]

* Confidential information. Information has been redacted.

1.2          Service Capacity Limit:

The maximum amount of Services that may be provided to PNC pursuant to this Agreement (the “Capacity Limit”), as measured in Watts and Kilohertz consumed, shall be, subject to availability, as set forth below:

Year	Watts	Kilohertz
1	[*]	[*]
2	[*]	[*]
3	[*]	[*]
4	[*]	[*]

All Service used by PNC will count against the Capacity Limit. Unless agreed otherwise in writing by Motient, PNC’s use of the Service shall be limited to Service Consumed in connection with PNC’s assumption and provision of the Transportation Business pursuant to the Asset Sale Agreement. During the Term of the Agreement, Motient may, upon request of PNC and subject to availability, choose to provide Service to PNC in excess of the Capacity Limit, on terms and conditions satisfactory to Motient; Motient shall not be under any obligation to provide such Service.

1.3          PNC’s responsibilities:

PNC’s responsibilities under this Agreement shall include, in addition to any others stated in this Agreement -

(a)           Marketing and promotion: PNC shall market and promote the Service to its customers and potential customers on a “private label” basis. PNC shall not use Motient’s name, brand names, trademarks or servicemarks without Motient’s advance written consent. Notwithstanding the foregoing, PNC may identify Motient as its satellite service provider.

(b)           Facilities provided by PNC: With respect to the “satellite only” and “multi-mode” mobile messaging services included in the Transportation Business and being sold to PNC pursuant to the Asset Sale Agreement, the parties have agreed on the configuration of all facilities necessary to enable PNC to obtain the Service in order to resell such messaging services to customers in the Transportation Business (such facilities and configuration, the “Current Facilities”). Such agreement is set forth, in part in the Transition Services Plan incorporated in the Asset Sale Agreement, as well as an Land Earth Station Services Agreement to be entered into by Motient and PNC on the date hereof.

With respect to any new or additional services or applications (“New Offerings”) that PNC may choose to offer in the future making use of the Service, PNC shall be responsible, at its sole expense, for providing or arranging for the provision of all other communications services and facilities required for its and its customers’ use of the Service, except for the communications services and facilities described in section 1.4 of this Agreement. Without limitation, for any New Offerings PNC shall provide all necessary downlink equipment, including 70 MHz receivers and usage data files, and PNC shall arrange for termination and

* Confidential Information. Information has been redacted.

installation of necessary data lines at Motient’s facility, provided that installation shall be coordinated with Motient and shall not interfere with the operation of Motient’s own facilities. For any New Offerings, the facilities to be provided by PNC shall be more specifically defined in a technical document to be agreed upon in writing by the parties pursuant to section 1.5 of this Agreement.

(c)           Other facilities requirements:

(1)           Compliance with Motient requirements and standards:  All of PNC’s communications facilities or services used or provided in connection with the purchase or use of the Service, including, without limitation, mobile terminals for use by PNC’s customers, PNC’s interconnection facilities and equipment, if any, shall comply with all applicable technical and other requirements, including but not limited to those of Motient and the FCC. Motient will provide its applicable requirements to PNC upon request; Motient reserves the right to change such requirements from time to time, upon reasonable notice to PNC.  PNC shall assure that its customers utilize the Service in accordance with any requirements and/or procedures specified by Motient pursuant to any implementation Plan entered into by the parties pursuant to section 1.5 of this Agreement.

(2)           Licenses and permits: PNC shall secure all licenses, permits, rights-of-way, approvals, and any other arrangements required to be secured by PNC for PNC’s use and the provision of the Service to PNC’s customers, including without limitation any FCC or other governmental licenses, permits or approvals required in connection with the interconnection facilities which PNC may provide as set forth herein, excluding for the avoidance of doubt all such licenses, permits, rights-of-way, approvals, or other arrangements that are being transferred to PNC pursuant to the Asset Sale Agreement.

(3)           Motient right of access: For the protection of Motient’s network, services, facilities and personnel, PNC hereby grants Motient the right at any time, and from time to time, upon reasonable prior notice except in the case of an emergency, to inspect all equipment and communications facilities or services used or provided by PNC for use with Motient’s mobile satellite system if Motient has a reasonable basis to believe that such facilities would interfere with the operation of Motient’s facilities or impair Motient’s compliance with applicable law or regulations.

1.4          Motient’s Responsibilities:

(a)           In addition to any other responsibilities contained herein, Motient will provide the Service for use throughout the United States, in Puerto Rico, the U.S. Virgin Islands, and points up to 200 miles offshore, and other areas within the coverage of Motient’s satellite, provided that Motient has received regulatory approval to provide Service in such other areas. In connection with its provision of the Service, Motient will be responsible for providing and maintaining its Satellite, earth stations, and other network components owned by Motient and used in providing the Service.

(b)           Motient will provide the Current Facilities, as in place at the time this Agreement is signed, and as further described in the Transition Services Plan incorporated in the Asset Sale

Agreement and in the Land Earth Station Services Agreement. For any New Offerings, Motient and PNC cooperate to agree on the provision of appropriate facilities and space for rack(s) of uplink equipment to be provided by PNC. As part of such agreement with respect to any New Offerings, Motient will also agree to provide use of its “house clock” and power, and will agree to terminate such number of data lines as the parties may agree in the technical document to be developed pursuant to the provisions of section 1.5 of this Agreement. Termination of data lines does not include provision of telephone service, but only connection of the lines to the central office.

(c)           Motient shall cooperate with PNC in its efforts to secure any licenses, authorizations, or other government approvals needed to interconnect with and/or make use of Motient’s facilities. provided under this Agreement to offer the Service.

(d)           The Service Level Commitments and Escalation Procedures set forth in Exhibit A to this Agreement are incorporated by reference herein.

1.5          Service integration with respect to New Offerings:

(a)           For any New Offerings, the parties shall enter into a plan for testing and implementation of the Service with respect to such New Offerings (“Implementation Plan”). The Implementation Plan shall address, at a minimum, the following:

(1)           The schedule for implementation of the Service by PNC;

(2)           Installation, integration, and testing of PNC equipment located at Motient with Motient’s facilities and services;

(3)           Integration of and testing of the Service with PNC’s other products, services, and facilities;

(4)           Processes and procedures for maintenance and repair.

(b)           Pursuant to the Implementation Plan, the parties shall prepare and agree in writing upon a technical document that describes the facilities, equipment, and any related services to be provided by each party.

(c)           Motient shall make available to PNC, [*] a commercially reasonable level of “second level” technical assistance, i.e., assistance with the Motient satellite network, RF engineering assistance relating to the integration of the Services with PNC’s facilities, and assistance with the use of the Service by PNC. The parties acknowledge and agree that all “first level” assistance, i.e., customer support and assistance for end users of PNC’s product offerings, shall be the obligation of PNC. [*]

* Confidential information.  Information has been redacted.

1.6          Fraud prevention:

(a)           The Service is provided to PNC subject to the condition that PNC will not engage in, and will require its customers not to engage in, abuse or fraudulent use thereof. Abuse and fraudulent use include, but are not limited to, the following:

(1)           Obtaining or attempting to obtain Service through any trick, scheme, false representation, false credit device, or other facilities, with the intent to avoid payment, in whole or in part, of the charges for the Service; or

(2)           Interrupting, altering, or interfering with, or attempting to interrupt, alter, or interfere with, any tiles, programs, information and/or the use of the Service of another Motient customer or user; or

(3)           Assisting another to perform any of the acts prohibited in subparagraph (1) or (2) of this paragraph (a).

(b)           PNC and Motient shall cooperate to prevent abuse or fraudulent usage of the Service, and PNC shall terminate any of PNC’s customers, or participation in or access to the Service by its vendors, promptly, but in no event more than 24 hours after receipt of notice from Motient, in the event of their abuse or fraudulent use of or access to the Service or any other Motient facility.

1.7          General:

(a)           Contacts and coordination: The parties shall appoint and identify to one another in writing such contacts as are reasonably necessary for coordination of matters relating to technical, administrative, and billing functions and activities, as well as any other appropriate matters. To the extent necessary, each party shall identify a single point of contact for the development and performance of any Implementation Plan provided for in section 1.5(a) of this Agreement.

(b)           Advertising and promotion:

(1)           All advertising and promotion by the parties shall conform to the standards of lawful advertising. All advertising and promotional materials prepared by a party which refer to the other party, or any other public statements referring to the terms of this Agreement, shall be submitted to the other party in advance for written approval. Such written approval (i) shall not unreasonably be withheld, conditioned, or delayed and shall be deemed given if such other party does not object to the submission within ten (10) business days after receipt thereof, and (ii) shall not relieve the generating party of responsibility for legal compliance with the advertisement. Materials previously approved by a party shall not be subject to repeated approvals before subsequent use.

(2)           Neither party shall have any right, title or interest in or to the other’s name, logo, trademarks or other trade designations, and neither party shall make any use thereof without the express prior written permission of the other.

(3)           Nothing herein is intended to prohibit PNC from identifying Motient as PNC’s satellite service provider, and PNC shall not be required to obtain Motient’s prior written approval for any such statement or identification in any advertising or promotional materials.

(c)           Ethical responsibilities of the parties: Motient and PNC shall each refrain from doing anything that would tend to discredit, dishonor, reflect adversely upon, or in any manner injure the reputation of the other or adversely affect the other, or, in the case of Motient, adversely affect Motient’s status as a licensed common carrier, except that a party’s enforcement of its rights and performance of its duties and obligations contained heroin shall not be deemed a violation of the provisions of this paragraph (c).  Each party shall be governed in all its dealings under this Agreement by the highest standards of honesty, integrity, and fair dealing.

Article Two
Rates, Billing, and Payment

2.1          Rates and charges; prepayments:

The rates for the Service are as follows:

(a)           Service:

Per Watt per year:	[*]
Per Kilohertz per year:	[*]

(b)           Rack rental:

[*]

(c)           Prepayment Obligation: PNC agrees to prepay Motient for the Services, according to the following schedule:

[*]

(d)           Usage Reports:

[*].

(e)           Payment for Excess Usage:

[*]

2.2          Taxes:

All rates set forth in this Agreement are exclusive of Applicable Taxes, which shall be the responsibility of PNC. For purposes of this Agreement, “Applicable Taxes” are taxes, assessments, surcharges, levies, or similar items assessed by a governmental body. Unless an appropriate tax exemption certificate is provided, PNC is liable for, and shall indemnify Motient from and against all Applicable Taxes properly chargeable to PNC or its customers with respect to Motient’s provision of the Service to PNC or relating to PNC’s purchase, use, resale, or lease of the Service to PNC’s customers or others, and/or any penalty and interest thereon if assessed by the applicable governmental body. Motient will invoice PNC for such penalties and interest, and PNC shall pay such invoices in accordance with the provisions of section 2.3 of this Agreement. PNC shall not be responsible for Motient’s income tax obligations in connection with Motient’s provision of the Service to PNC.

2.3          Terms of payment:

(a)           Payment due date: [*].  All amounts invoiced under this Agreement shall be payable 30 days from the date of invoice.

* Confidential Information. Information has been redacted.

(b)           Disputed Amounts:  The parties shall meet to resolve any dispute concerning the amount duo on any invoice. If the parties are unable to resolve the dispute, it shall be resolved pursuant to the audit procedure set forth in section 2.4. If the parties agree that PNC is liable for not less than the entire disputed amount, interest shall be due and calculated from the due date of the invoice, and PNC shall make the agreed-upon payment within 15 days of such agreement.

(c)           Collection costs:  If Motient takes any action to collect any unpaid balance due from PNC, Motient shall be entitled to recover from PNC all reasonable costs of collection incurred by Motient, including collection fees; reasonable attorney’s fees, and litigation expenses. Motient will invoice PNC for such charges, and PNC shall pay such invoices in accordance with the provisions of paragraph (a) of this section.

2.4          Recordkeeping and audit:

(a)           Maintenance of records: Each party shall, directly or through a third party service bureau, create and maintain full, complete and accurate records of business conducted pursuant to this Agreement, including but not limited to data relating to invoices, payments, and Service credits. Records shall be retained for the longer of two (2) years after the termination of this Agreement, or as long as required by applicable law.

(b)           Request for audit: If the parties have a bona fide dispute as to the amounts paid or unpaid, owed and owing hereunder, each party reserves the right to request, no more frequently than annually, an audit of the records maintained by the other party in connection with the transactions contemplated hereby.

(c)           Performance of audit: Such an audit shall be performed by an independent accounting firm agreed upon by Motient and PNC and shall be subject to the audited party’s standard security and confidentiality procedures. To the extent the audited party identifies its records as confidential and/or proprietary, it may direct that the other party shall have access only to the results of the audit and not to the underlying records which are the subject of the audit.

(d)           Cost of audit: The party requesting the audit under this section 2A shall pay all of the costs thereof, unless the audit results in an adjustment to amounts due to or from the other party in excess of ten percent (10%) of the total amount due, in which case the audited party shall pay three-quarters of the costs thereof.

Article Three
Article Three Use of Service

3.1          Regulatory matters:

(a)           Lawful purposes: PNC and its customers shall utilize the Service only for lawful purposes and in compliance with all applicable rules, policies, and regulations of the FCC and those of any other Federal, State, or local governmental bodies.

(b)           Relationship to FCC: All MSS provided by Motient, including the Service as provided under this Agreement, is subject to applicable law, including FCC rules and regulations. PNC hereby consents to the filing of this Agreement with the FCC if required by applicable law and regulation.  Motient shall advise PNC in advance of such a filing.  Without limitation, this Agreement is contingent upon receipt of any necessary approvals and authorizations of the Federal Communications Commission. The parties will cooperate to seek such approvals and coordination, provided that Motient will be responsible for frequency coordination. However, nothing in this Agreement shall be construed to effectuate an unauthorized transfer of control of Motient’s licensed facilities to PNC. Motient remains responsible for control of those facilities under FCC rules and must itself file for any license renewals or other regulatory approvals.

(c)           Allocation of capacity: PNC acknowledges and agrees that (i) MSS capacity, including the Service, is finite and will be made available to Motient’s customers, including PNC, on a first-come, first-served basis, subject to the availability of MSAT capacity, and (ii) Motient reserves the right, in its sole discretion, to allocate satellite capacity among all of its services.

3.2          Preemption, interruption, or suspension of Service:

(a)           Emergency Preemption:  PNC’s or its customers’ use of the Service may be preempted, interrupted or suspended due to conditions, or for reasons, beyond Motient’s control (“Emergency Preemption”), including but not limited to maintenance requirements or emergency conditions experienced by Motient; to protect Motient’s personnel, facilities or services; to provide priority and preemptive access to Motient’s satellite system as required by the U.S. Coast Guard; to provide responsive emergency support during any natural or man-made disasters.

(b)           Notice to PNC:  In the event of Emergency Preemption, Motient shall notify PNC soon as practicable and shall use its best efforts to restore service as quickly as practicable.

(c)           Scheduled maintenance: The use of the Service may be interrupted due to scheduled. maintenance, subject to advance notice to PNC. Motient will use its best efforts to provide as much notice as reasonably possible of scheduled maintenance.

3.3          Service credits:

(a)           Motient will grant to PNC a service credit in the event of Service outages, including outages caused by Emergency Preemption, as set forth in this section 3.3. No service credit will be granted where the Service is interrupted or unavailable due to the negligence of PNC or to the failure of facilities and equipment provided by PNC or its other communications providers.

(1)           PNC shall accrue credit for future Service in an amount equal to the actual period of time for which the Service is completely unavailable for a period of one hour or more. Motient shall maintain a log of all such service credits and shall grant a credit to PNC on the next quarterly summary provided to PNC pursuant to section 2.1(c) above, The amount of such Service credit shall be determined by reference to the difference between (i) the amount of Service capacity then requested to be used by PNC (“Active Capacity”) and (ii) the Service capacity actually provided to PNC, for every 24 hour period during which such Service outage or other deficiency existed. The Service credit amount will be based on the price per Watt and the price per Kilohertz set forth in section 2.1(a) above, divided by 365 days.

(2)           Where the Service remains available but is modified or restricted so as to affect adversely the Service for a period of 24 hours or more, Motient shall provide a credit allowance for future Service. The parties shall negotiate an appropriate credit based on the extent and duration of such modification or restriction hour. [*]

(3)           No credit allowance will be given where the Service is preempted, interrupted, suspended, modified, or restricted for a period of less than one (1) hour.

(b)           The liability of Motient for any interruption of the Service shall in no event exceed the credit allowance provided for in this section 3,3. except for such credit allowance, Motient shall not be liable to PNC for any loss or damage incurred by reason of or incidental to any delay or interruption of the Service.

(c)           To the extent PNC has a credit allowance remaining when the Initial Term or any extensions or renewals thereof expire, Motient shall monetize and refund such credits within 90 days; provided, that if PNC has actually used the entire Capacity Limit, it shall not be entitled to any refund for remaining Service credits.

3.4          Warranty:

(a)           Motient warrants that the Service will operate in accordance with the standards set forth in the document entitled “Service Level Commitments and Escalation Procedures” attached as Exhibit A to this Agreement. The commitment with respect to network availability set forth in such document shall be measured on a rolling twelve (12) month basis. The foregoing warranties are subject to PNC utilizing the Service in accordance with Motient’s published user manuals and operational guidelines which are made available to all of its private network customers and resellers.

(b)           EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, MOTIENT MAKES NO WARRANTY REGARDING THE PROVISION OF THE SERVICE, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

3.5          Limitation of liability:

(a)           In no event will either party be liable for any indirect, consequential, or special damages, or for any lost profits, even if advised of the possibility of the same. In no event will Motient be responsible for the failure of PNC and/or its equipment and/or service suppliers to perform their respective responsibilities. Without limiting the foregoing, Motient shall in no event be liable for:

(1)           Any act or omission of PNC or any defect or malfunction in any equipment or services provided or used by PNC or its service and/or equipment suppliers; or

* Confidential information.  Information has been redacted.

(2)           Unlawful or unauthorized use of Motient’s facilities and services caused by the negligence or willful misconduct of PNC and/or PNC’s customers;

(3)           Libel, slander, infringement of copyright, or any other claim based on message content arising from or in connection with messages transmitted via the Service, unless the libel, slander or infringement results solely from the gross negligence or willful misconduct of Motient; or

(4)           The unauthorized access to, or alteration, theft, or destruction of data and/or information of PNC by any person, whether through accident or fraudulent means or devices, whether caused by interruption, errors, defects, delays in operation, failure of performance, unless caused solely by the gross negligence or willful misconduct of Motient; or

(5)           Any claim arising out of a breach in the privacy or security of communications transmitted over Motient’s facilities unless such breach arises out of the gross negligence or willful misconduct of Motient;

(6)           Changes in any of Motient’s facilities, operations or procedures required by any other governmental authority or entity which render any facilities or services provided by Motient or PNC obsolete, or require material modification or alteration of PNC’s facilities or services, or otherwise affect their use or performance.

(b)           Motient’s liability for any other damages asserted by PNC under this section 3.5 or under section 3.6 shall be limited to PNC’s actual damages due to Motient’s negligence or willful acts and shall in no event exceed $[*] per occurrence, excluding any Service credits as provided in section 3.3 of this Agreement.

(c)           To the extent that any Service or facilities provided hereunder are provided by third parties pursuant to arrangement with Motient, the disclaimer of or limitations on Motient’s liability, as stated in this section 3.5, shall extend fully to such third parties.

(d)           PNC recognizes that Motient may, from time to time, obtain satellite capacity for PNC from TMI Communications and Company, Limited Partnership (“TMI”) the authorized provider of mobile satellite service in Canada. PNC agrees that, in such event, TMI and its officers, directors, employees, shareholders, partners, investors and agents shall not be liable, for any reason whatsoever, whether in contract or tort or under any other theory of law, for damages related in any way to the provision of the Service hereunder arising out of an act or omission of TMI or resulting from the use of services under this Agreement, including but not limited to any fault in TMI’s MSAT which results in failure to establish service, delays, in-service interruption, degradation or loss or distortion of services.

3.6          Indemnification:

(a)           Motient shall in no event be liable to PNC, and provided that Motient complies with the provisions of paragraph (b) of this section 3.6, PNC shall indemnity and hold harmless Motient against loss and/or liability for any of the following, subject to the limitation set forth in the first sentence of section 3.5(a) of this Agreement and subject to a cap of $[*] per occurrence, excluding any prepayment or invoice obligation:

* Confidential information. Information has been redacted.

(1)           The content or addressing of any message transmitted by PNC or any claim of libel, slander, or infringement of copyright against Motient arising from or in connection with the transmission of messages via the Service unless the libel, slander or infringement results solely from the gross negligence or willful misconduct of Motient; or

(2)           Any intentional misconduct or gross negligence of any other entity furnishing products or services, not authorized by Motient, which are used by PNC in connection with the Service; or

(3)           no infringement of patents, trademarks or copyrights currently filed, arising from the combination or use of Motient-provided facilities with facilities or services provided by PNC or any other entity acting on PNC’s behalf or at PNC’s request, including PNC’s service and/or equipment vendors; or

(4)           any loss, liability, damage, or expense caused to Motient and/or its facilities by the negligence or willful acts or omissions of PNC and by its users, equipment and/or service vendors.

(b)           Motient shall promptly notify PNC in writing of any claim, action or suit asserted against Motient based upon the events specified in paragraph (a) of this section 3.6 and shall reasonably . cooperate with PNC in the defense thereof. PNC shall, at its expense and using counsel acceptable to Motient, resist and assume responsibility for the defense of such litigation, provided that Motient may, at its sole expense, participate in the defense of any such claim, action or suit. PNC shall have the right to control the defense and any settlement of such claim, action or suit. PNC shall pay all expenses and satisfy all judgments, including reasonable attorneys’ fees and litigation expenses, which may be incurred by or rendered against Motient in connection therewith.

(c)           PNC shall in no event be liable to Motient, and provided that PNC complies with the provisions of paragraph (a) of this section 3.6, Motient shall indemnify and hold harmless PNC against loss and/or liability for any of the following, subject to the limitations set forth in section 3.5(a).,

(1)           Any intentional misconduct or gross negligence of any other entity furnishing products or services, not authorized by PNC, which are used by Motient in connection with the Service that is provided to PNC; or

(2)           any loss, liability, damage, or expense caused to PNC and/or its facilities by the negligence or willful acts or omissions of Motient and by its equipment and/or service vendors in connection with their provision of equipment or services to Motient for the Service.

(d)           PNC shall in no event be liable to Motient, and Motient shall, without limitation, indemnify and hold harmless PNC against loss and/or liability for infringement of currently filed patents, or trademarks, or copyrights arising from the combination or use of PNC-provided facilities with facilities or services provided by Motient or any other entity acting on Motient’s behalf or at Motient’s request, including Motient’s service and/or equipment vendors.

(e)           PNC shall promptly notify Motient in writing of any claim, action or suit asserted against PNC based upon the events specified in paragraphs (c) and (d) of this section 3.6 and shall reasonably cooperate with Motient in the defense thereof. Motient shall, at its expense and using counsel acceptable to PNC, resist and assume responsibility for the defense of such litigation, provided that PNC may, at its solo expense, participate in the defense of any such claim, action or suit. Motient shall have the right to control the defense and any settlement of such claim, action or suit. Motient shall pay all expenses and satisfy all judgments, including reasonable attorneys’ fees and litigation expenses, which may be incurred by or rendered against PNC in connection therewith.

(f)            Insurance: Both parties shall maintain at all times during the term, including any Renewal Term, of this Agreement (i) Worker’s Compensation insurance as prescribed by the law of the states) in which either party is located; (ii) employer’s liability insurance with limits of at least $300,000 for each occurrence; (iii) comprehensive automobile liability insurance if the use of motor vehicles is required, with limits of at least $1,000,000 combined single limit for bodily injury and property damage for each occurrence; (iv) Commercial General Liability (“CGL’) insurance, including Blanket Contractual Liability and Broad Form Property Damage, with limits of at least $1,000,000 combined single limit for bodily injury and property damage for each occurrence; and (v) and umbrella excess liability policy. All liability and CGL insurance shall designate Motient and its affiliates as an additional insured. All such insurance must be primary and required to respond and pay prior to any other available coverage, and shall be with an insurance carrier having an A.M. Best rating of at least A-VII.

3.7          Force majeure:

Neither party shall be liable for any failure of performance due to causes beyond its control, including, but not limited to, acts of God, fires, floods or other catastrophes; national emergencies, insurrections, riots or wars; strikes, lockouts, work stoppages or other labor difficulties; and any law, order, regulation or other action of any governing authority or agency thereof.

Article Four
Termination and Remedies

4.1          Termination by Motient:

Motient may suspend or terminate the provision of the Service hereunder to PNC and/or terminate this Agreement without any liability of Motient to PNC or any third party in the event of a default by PNC. PNC shall be deemed to be in default under any of the following circumstances:

(a)           PNC fails to pay all undisputed charges hereunder, including, without limitation, all charges based on the Minimum Annual Take Rates, within fifteen (15) days after receipt of notice from Motient that the same are overdue;

(b)           Any court, administrative agency, or other governmental authority having jurisdiction over PNC finds that PNC’s use of the Service is in violation of any statute or law or of any order, rule or regulation of any Court, agency or government authority, and such violation is not corrected as soon, as possible, but in no event more than thirty (30) days after written demand therefor is received by PNC from Motient;

(c)           The use of the Service by PNC, or its customers, or equipment and facilities provided by PNC under this Agreement which are not operated in accordance with Motient’s procedures as notified to PNC in writing, interfere with the Service or Motient facilities or the provision of the Service to other of Motient’s customers, and such interference or harm is not corrected immediately upon the written demand of Motient, or, if such interference or harm is not susceptible of immediate cure, if PNC does not immediately commence and diligently work to correct such interference and harm, which must, in any event, be corrected within two (2) business days after receipt of notice from Modem; or

(d)           PNC or any of PNC’s customers uses an unauthorized mobile terminal (i.e., a mobile terminal that has not been FCC type approved and Motient network certified) or a mobile terminal which has been modified without the prior approval of Motient, in any call using the Service, and such use is not stopped within as soon as reasonably possible, but in no event more than twenty four (24) hours after written demand therefor is received by PNC from Motient, or if such use is repeated by PNC or such customer at any time after such 24-hour period provided, however, that PNC shall not be deemed to be in default under this paragraph (d) if PNC has terminated or authorized the termination of such customer’s use of the Service; or

(e)           PNC makes an unauthorized assignment of its rights, duties and/or obligations under this Agreement.

(f)            Termination under this section 4.1 shall be effective immediately upon receipt by PNC of written notice of default, or at the end of such period as Motient may grant for cure of the default.

4.2          Termination by either party:

Either Motient or PNC (the “Terminating Party) may terminate this Agreement and the use of the Service hereunder without any liability to the other or, in the case. of a termination by Motient to any third party, if the other party (the “Defaulting Party”) is in default of the provisions of this Agreement. For purposes of this section 4.2, a default shall be any of the following:

(a)           the Defaulting party dissolves or liquidates, or transfers all or substantially all of its assets to another person or entity otherwise than as permitted under section 5.2 of this Agreement; or

(b)           the Defaulting Party becomes the subject of voluntary or involuntary bankruptcy, insolvency, reorganization or liquidation proceedings, makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they mature, or a receiver is appointed or any of its assets or properties, and the same is not dismissed, vacated, or stayed within ninety (90) days; or

(c)           the Defaulting Party fails to perform or observe in all material respects and in a timely manner any term, condition, or covenant to be performed by it under this Agreement, the breach of which is not the subject of a separate provision in this Article 4, within thirty (30) days after receipt of written notice describing such failure in reasonable detail, provided, however, that if such failure is not reasonably susceptible of cure within thirty (30) days, it shall not be a breach hereunder if such party promptly commences and diligently pursues a cure, reasonably acceptable to the Terminating Party, of such failure; or

(d)           the Defaulting Party provides any information to, or makes any representations or warranties to, the other in connection with the Service, or otherwise in connection with any information required to be provided by it hereunder, was known by the Defaulting Party to have been false or misleading in any material respect as of the date provided or made.

(e)           Termination under this section 4.2 shall be effective immediately upon receipt by the Defaulting Party of written notice of default, or at the end of such period as the Terminating Party may grant the cure of the default,

4.3          Other remedies:

(a)           Termination for default:  If the provision of Service under this Agreement is terminated for default, as described in section 4.1 or 4.2 of this Agreement, the Terminating Party shall be entitled to exercise all remedies which maybe available to it, either at law or in equity, or both.

(b)           Other termination:  Upon any termination of the Agreement by PNC due to Motient’s default in accordance with Section 4.2 above, Motient promptly shall refund or return to PNC, as appropriate, the prepayments described in section 2.1 above and/or all deposits, letters of credit and other forms of security provided by PNC and any Service credit balance, less only such amounts as are due for use of the Service before termination and such other amounts as Motient reasonably shall determine are due and owing, or will become due and owing, from PNC.

(c)           Immediate payment:  In addition to any other rights or remedies available to Motient under this Agreement or otherwise, Motient may demand immediate payment of all undisputed amounts billed and payable at the time of the termination, as well as any other amounts due hereunder, (1) if the Service is terminated by Motient pursuant to section 4.1 or 4.2 of this Agreement, (2) if PNC is delinquent in the payment of any invoice beyond any applicable grace period, or (3) if Motient has reason to believe that PNC is about to cease operations or go out of business or about to seek protection under any applicable bankruptcy or reorganization laws.

(d)           Actions upon termination:  Upon termination of this Agreement for any reason, PNC shall promptly, but in no event later than 30 days after termination, remove all of its equipment from Motient’s facility.

4.4          Regulatory approvals:

If (a) Motient fails to obtain and maintain all required and material FCC or other government approvals for the provision of the Service in Motient’s authorized territory as described in this Agreement or (b) a final order of the FCC, or other government agency having jurisdiction, revoking or denying renewal of the MSS authorization granted to Motient is issued and becomes effective, PNC may, in its sole discretion, terminate this Agreement in its entirety or to the extent or in the geographic areas where PNC’s use or provision of the Service is affected by Motient’s failure or such final order. If PNC terminates this Agreement in its entirety, then

Motient shall

refund all PNC balances; if PNC terminates this Agreement in part, then Motient shall refund a pro rata share of PNC balances corresponding to the terminated portion of this Agreement.

Article Five
General

5.1          Representations and warranties:

Each party represents and warrants to the other that –

(a)           it is fully authorized to enter into and perform this Agreement; this Agreement when executed, will be binding upon it; and it has made no misrepresentations to the other party in connection with the negotiation, execution, or performances of this Agreement; and

(b)           the execution and performance of this Agreement does not and will not violate any other contract, obligation, or instrument to which it is a party, or which is binding upon it, including terms relating to covenants not to compete and confidentiality obligations.

5.2          Assignment:

(a)           Motient: Motient shall have the right to assign this Agreement, including its rights and obligations under this Agreement, without consent of PNC, to such person or entity who shall from time to time hold the FCC license pursuant to which the Service is authorized. Without limiting the generality of the foregoing, Motient may, without PNC’s prior consent, assign its rights and obligations under this Agreement to Motient Satellite Ventures LLC (or its successor) (“MSV”), pursuant to the transfer by Motient of its satellite communications business, as a whole, to MSV as contemplated by that certain Asset Sale Agreement, dated June 29, 2000, by and between Motient and MSV; [*] Motient shall also have the unrestricted right to assign this Agreement, or any of its rights hereunder, upon written notice to PNC, to any lender as collateral security in connection with any financing arrangement of Motient, provided that Motient shall remain responsible for performance of its responsibilities hereunder.

(b)           PNC:  PNC shall not assign any of its rights and obligations under this Agreement to any other person, firm, agency, corporation or other legal entity, except its affiliates, without the prior written approval of Motient, which shall not unreasonably be withheld, conditioned, or delayed.

5.3          Successors and assigns:

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted assigns. This Agreement is entered into solely for the benefit of such parties. Nothing herein contained will be deemed to create any third party beneficiaries or confer any benefit or rights on or to any person not a party hereto, and no person not a party hereto shall be entitled to enforce any provisions hereof or exercise any rights hereunder.

* Confidential Information. Information has been redacted.

5.4          No third Party beneficiaries:

PNC shall be solely a value-added reseller of the Service purchased from Motient, and the provision by Motient to PNC of the Service is not part of any principal and agent relationship, employer and employee relationship, or joint venture or partnership between Motient and PNC. This Agreement is entered into solely for the benefit of Motient and PNC and is for the exclusive benefit of such parties. Nothing contained in this Agreement will be deemed to create any third party beneficiaries or confer any benefit or rights on or to any person not a party hereto, and no person not a party hereto (including without limitation customers, vendors, or creditors of PNC) shall be entitled to enforce any provisions hereof or exercise any rights hereunder

5.5          Notices:

(a)           All notices and other communications hereunder shall be given in writing and shall be deemed to have been duly given and effective (1) upon receipt if delivered in person or by facsimile, (2) one (1) day after deposit prepaid with a national overnight express delivery service; or (3) three (3) days after deposit in the United States certified mail, postage prepaid, return receipt requested:

If to PNC:

Aether Systems, Inc.
11460 Cronridge Drive
Owings Mills, MD 21117

Attn:               Michael Pesto, Manager of Carrier Relations, Wireless Services Division
Phone:            (410) 654-6400, x5297
Facsimile:       (410) 654-6554
Email:              mbpesto@aethersystems.com

If to Motient:

Motient Services Inc.
10802 Parkridge Boulevard
Reston, VA 20191-5416

Attention: Vice President, Corporate Account Sales
Attention:              Manager, Contracts
Facsimile: 703/758-6134
With a copy to the General Counsel, Motient, at the above address.

(b)           Each party may designate by notice, delivered as described in paragraph (a) of this section 5.5, a new address (or substitute or additional persons) to which any notice, demand, request or communication may thereafter be so given, served or sent.

5.6          Applicable law:

THIS AGREEMENT, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER, SHALL BE CONSTRUED IN ACCORDANCE WITH AND SHALL BE GOVERNED BY THE LAWS OF THE COMMONWEALTH OF VIRGINIA, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF. PNC AGREES THAT ANY AND ALL CAUSES OF ACTION, WHETHER OR NOT ARISING UNDER THIS AGREEMENT, BETWEEN THE PARTIES SHALL BE BROUGHT EXCLUSIVELY IN THE CIRCUIT COURT OF FAIRFAX COUNTY, VIRGINIA, OR IN THE U.S. DISTRICT COURT FOR THE EASTERN DISTRICT OF VIRGINIA.

5.7          Waiver and severability:

(a)           Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach of default of a similar nature, or as a waiver of any provisions, rights, or privileges hereunder. Any waiver under this Agreement must be in writing.

(b)           In the event that any one or more of the provisions of this Agreement shall be held by a court of competent jurisdiction to be invalid or unenforceable in any respect, such invalidity and unenforceability shall not affect any other provision of this Agreement, and the Agreement shall be construed as though such invalid and/or unenforceable provision(s) had never been contained herein.

5.8          Confidentiality:

(a)           Each party agrees that it will not disclose the other’s confidential information and trade secrets, including but not limited to data, software, documentation, client names and addresses, and all other proprietary information, to persons other than its employees and subcontractors who are required to have such information for the furtherance of the purposes of this Agreement provided that such employees and subcontractors must be bound by an obligation of confidentiality that is no less restrictive that that contained in this Agreement. Each party shall take all steps reasonably necessary to protect the confidential information of the other party from unauthorized disclosure. This obligation of confidentiality shall survive the termination of this Agreement. Upon termination of this Agreement, the receiving party shall return or destroy the disclosing party’s confidential information, at the request of the disclosing party.

(b)           Nothing in this Agreement shall cause either party to have any rights or licenses in any inventions, patents, trade secrets, trademarks end/or copyrights of the other relating to the subject matter of this Agreement.

5.9          Modification:

No amendment or modification to this Agreement shall be valid unless made in writing and signed by the authorized representatives of the parties. As to Motient, the “authorized representatives” means both Motient’s (a) General Counsel and (b) Chief Executive Officer, President, or any Vice President.

5.10        Headings:

The headings and numbering of paragraphs in this Agreement are for convenience only and shall not be construed to define or limit any of the terms herein or affect the meaning of interpretation hereof.

5.11        Entire agreement:

This Agreement, including all Appendices hereto, constitutes the entire agreement between the parties hereto and supersedes all prior oral or written agreements, representations, statements, negotiations, understandings, proposals, and undertakings with respect to the subject matter hereof.

IN WITNESS WHEREOF, THE PARTIES HAVE ENTERED INTO THIS PRIVATE NETWORK SATELLITE SERVICES AGREEMENT, EFFECTIVE AS OF THE DATE FIRST WRITTEN ABOVE.

MOTIENT SERVICES INC.

Signature

Title

Name

Date

AETHER SYSTEMS,INC.

Signature

Title

Name

Date

EXHIBIT A

Service Level Commitments and Escalation Procedures

Operations and Maintenance Responsibility - Motient will be responsible for providing the appropriate power and bandwidth to support Aether authorized carriers. All Aether carriers will be documented by Motient approved Carrier Transmission Authorization forms. Motient will provide an RF system availability (includes ground system and satellite) of 99.98% In the event that it becomes necessary to schedule downtime for the satellite or the RF ground system, Aether will be notified at least 24 hours in advance. In most cases, scheduled downtime will take place on a Sunday morning between the hours of 0200L to 0600L (ET). If 24 hour advanced notification is not possible, Aether will be notified as soon as possible before the event. Unscheduled outage information will be passed to the on duty Aether technician as it becomes available.

Motient is responsible for operating and maintaining all RF/IF equipment and cabling from the 70 MHz Input/Output ports on the back of ti LES equipment racks out through the Ku and L-Band Satellite RF systems. Aether is responsible for operating and maintaining all equipment and cabling prior to this juncture.

Escalation - Normally all questions/problems will be referred to the on duty Satellite/RF Operations Technician. The on duty technician is responsible for providing the first level of operations and maintenance support and for; escalating problems within Motient. This includes providing information back to the Aether on duty technician. If resolution is not achieved within 15 minutes, the problem will be escalated W the following order:

On Duty Satellite/RF Operations Technician	[*]	[*]
Satellite/RF Operations Lead Technician	[*]	[*]
Satellite/RF Operations Manager	[*]	[*]
VP, Operations	[*]	[*]

All routine information about events that affect Aether systems/traffic will normally flow from the on duty Motient Satellite/RF Operation Technician to the on duty Aether technician.

* Confidential information. Information has been redacted.

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